Exhibit 10.1

June 5, 2024

Arizona State Land Department

1110 W Washington Street

Phoenix, Arizona 85007

Attention: James Perry

Deputy State Land Commissioner

Re:

Notice of election to extend the Lease term under that certain Commercial Lease No. 03‑53542 dated January 17, 1998 (the “Lease”), by and between Failure Analysis Associates, Inc., as predecessor-in-interest to Exponent of Delaware Inc., a Delaware corporation (“Lessee”) and the State of Arizona, acting by and through the Arizona State Land Department (“Lessor”)

Dear Mr. Perry:

Under Section 3.2 of the Lease, Lessee has the right to extend the Lease for two (2) periods of fifteen (15) years each for a total extension period not to exceed thirty (30) years by delivering written notice to Lessor. This letter shall serve as formal written notice that Lessee hereby elects to extend the Lease for the initial extension period of fifteen (15) years (the “First Extension Period”) on the terms and conditions set forth in the Lease and this letter. Capitalized terms used and not otherwise defined in this letter shall have the same meaning as set forth in the Lease.

In connection with Lessee’s exercise of its option, Lessee and Lessor wish to clarify the following:

1.
In accordance with Section 3.2 of the Lease, ASLD has obtained a new appraisal to determine the Fair Market Value of the Parcel as of the Expiration Date. Based on such appraisal, annual Base Rent for the First Extension Period shall be $6,183,325. Base Rent shall be adjusted every five (5) years during the First Extension Period in the manner provided in Article 4.3(d), commencing on the first Date of Determination of the First Extension Period.

2.
Lessor and Lessee agree that Section 4.4 of the Lease does not apply following the expiration of the initial term. Accordingly, during the First Extension Period, no additional rent shall be due if Lessee makes additional Improvements.

3.
Pursuant to Section 9.5 of the Lease, Lessee has the right to remove all Improvements constructed on the Property by Lessee. Lessee agrees that if requested by Lessor in writing at least one hundred eighty (180) days prior to the expiration or termination of the Lease, Lessee shall remove all vertical improvements on the Parcel, but Lessee shall have no obligation to remove other Improvements such as paving or underground utilities. If Lessor notifies Lessee that all vertical improvements are to be removed, or if Lessee elects to remove such improvements notwithstanding the fact that Lessor has not delivered such notice, Lessees shall have until ninety (90) days after expiration of the Lease to remove the Improvements.

Please sign and return the enclosed copy of this letter to evidence your agreement with the terms hereof.

Sincerely,

EXPONENT OF DELAWARE INC., a Delaware corporation

/s/ Richard L. Schlenker

By:	Richard L. Schlenker
Its:	Executive Vice President and
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

STATE OF ARIZONA, by and through the Arizona State Land Department

/s/ James W. Perry

By:	James W. Perry
Its:	Deputy Commissioner